Smartlinx VoIP Networks Pvt. Ltd.

SMARTLINX VOIP NETWORKS PVT LIMITED
EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into on this the 1st day of June 2009 by and between Smartlinx VoIP Networks Private Limited, a Corporation authorized conduct business in India, and currently having its offices at 3rd Floor, MyHome Sarovar Plaza, Secretariat Road, Hyderabad, INdia (hereinafter "Company") AND Sunder Raj Nyayapathi, an individual, currently residing at 16-2-751/A/31/B/59, Tirumala Hills, Asmangadh, Hyderabad, India (hereinafter the "Employee").

WHEREAS the Company has need of assistance in developing its business and Services in the field of IP Telephony Monitoring services, Video based E-learning and online tutoring;

AND WHEREAS the Employee has professed to have the set of skills matching the Company's needs in the field mentioned above;

NOW THEREFORE in exchange for valuable consideration and other covenants and promises, Company and Employer agree as follows:

1. Services to be Performed by Employee: Employee shall be appointed as Executive Director, and will perform all such services for the Company as described in Exhibit A hereto. The title of the position and the duties may be changed at Company's sole discretion at any time.

2. Payments to Employee: Employee shall be compensated as indicated in Exhibit A hereto. Notwithstanding any other provision herein and unless otherwise previously agreed to in writing, Company's maximum liability for all services to be performed under this Agreement shall not exceed the total amount payable by the Company to Employee as specified in Exhibit A. However, the Employee compensation is subject to the discretion of BoD (Board of Directors of Smartlinx VoIP Networks Pvt. Ltd) for any enhancement or upward increase from time to time as and when it necessitates.

3. Employee's Obligations: (a) Employee understands that this is a senior management position with overall authority and responsibility, and as such Employee shall not be entitled to overtime pay. Employee shall perform the services under the overall direction of the Board of Directors to which Employee shall report. Employee shall also execute such additional documents as may be required by Company relating to issues such as non-compete, non-disclosure, assignment of intellectual property rights, and such other matters as Company may deem reasonably necessary in Company's sole discretion.

(b) The services required by this Agreement will be performed by Employee with complete integrity and to the best of his/her ability at all times. Employee is prohibited from working in any job for profit while working for Company.

(c) The Company shall withhold all payroll taxes, including all Government of India, State of Andhra Pradesh, and other taxes as required by law on any payments made to Employee including for wages, commissions or bonus payments. Employee shall be responsible for filing individual tax returns etc. and for paying any other additional taxes as necessary. Further, Employee hereby specifically authorizes Company to deduct from Employee's wages any amounts owed to Company under this Agreement or any other agreement, including but not limited to for violation of the non-compete provision herein or for any advance payment taken.

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(d) Company may provide such benefits as it deems fit as described in Exhibit A. However, other than providing any benefits mandated by law, Company may in its sole absolute discretion, with or without notice, in any manner it deems appropriate, unilaterally withdraw or modify any such benefit including any medical/health or other insurance coverage. Refusal by Employee for any reason to avail of health or other insurance coverage or benefits that may be offered by Company, shall not entitle Employee to monetary compensation in lieu thereof.

(e) It is expressly understood that all correspondence whether by email, fax, or in any other manner, sent or received by Employee from Company's premises or routed in any manner through Company's computers, servers and the like, whether or not related to Employee's responsibilities, shall be subject at Company's sole discretion, to checking, review, retrieval, storage and/or destruction. Use of Company's property or premises for downloading or viewing objectionable material may result in the immediate termination of employment. Employee hereby expressly waives all privacy rights regarding such correspondence or in using any Company property.

(f) Employee may be transferred at Company's expense from one work site to another within the United States for varying lengths of time.

4. Ownership of Employee's Contribution: (a) Employee hereby absolutely and unconditionally assigns to Company Employee's entire right, title and interest, in any and all work performed for Company pursuant to this Agreement (collectively known as 'Contribution') including all patents, copyrights, trade secrets, and other proprietary rights, in or based on the Contribution. All work performed by Employee pursuant to this Agreement shall be considered work for hire and all rights and interests flowing from such doctrine shall belong to Company. Company in turn, may assign all its rights, titles, and interests to such Contribution to its client in which event Company's client may own all such rights, titles, and interests.

(b) Company shall be completely free to assign, sell, or otherwise transfer any of its rights to any intellectual property to any third party without reference to Employee. It is agreed that Employee may then be obliged by such third party to execute documentation at Company's and/or at the third party's expense as may be deemed necessary to secure or more perfectly secure such Contribution (or part thereof).

5. Assignment of Intellectual Property Rights: (a) Employee agrees to assist Company, or its designee(s), at Company's expense, in every proper and lawful way and manner, to secure and/or to perfect Company's rights in any inventions, patents, copyrights, trade secrets, trade marks, mask work rights, or other intellectual property rights thereto, in any and all countries, including the disclosure of all pertinent information and data with respect thereto. Employee agrees to execute any and all applications, specifications, oaths, assignments and any and all other instruments which the Company may deem necessary in order to apply for and obtain and/or in order to assign and convey same to the Company, its successors, assigns, and nominees, partial or sole and exclusive rights, titles and interests, in and to all inventions, patents, copyrights, trade secrets, trade marks, mask works, or other intellectual property rights relating thereto, resulting from the Agreement.

(b) Employee hereby designates Company as Attorney-in-Fact to speak and act in Employee's stead and to execute through as its authorized representative, all such documents as may be required in order to apply and/or to make more perfect Company's claim in and to any

inventions, patents, copyrights, trade secrets, trade marks, and other intellectual property rights.

(c) Employee shall inform Company directly and promptly of any invention that Consultant believes meets the exemption criteria from assignment under applicable statutory provisions.

6. Confidential Information: (a) Employee shall not use or disclose to others without Company's prior written consent Company's or customer's confidential information, except when reasonably necessary to perform the services under this Agreement. "Confidential Information" is limited to one or more of the following:

(1) Any written or tangible information stamped "confidential," "proprietary," or with a similar legend.

(2) Any written or tangible information not marked with a confidentiality legend, or information disclosed orally to Employee, that is treated as confidential when disclosed and/or which is not readily available to the public.

(3) Any written or oral information disclosed through whatever media relating to any customer's technology, financials, business or marketing strategies, customer identity(s) or list(s), customer contacts, etc., obtained or acquired while in Company's employment.

(4) All material in whatever medium designed or developed by Employee pursuant to this Agreement including any document, software, hardware, designs, diagrams, specifications, notes, research, etc., and all services performed by Employee pursuant to this Agreement shall be considered Confidential Information. Further, all information concerning the existence of this Agreement and the existence of any business relationship between the Company and the Employee shall be kept in the strictest confidence.

(5) Employee shall not use for her own for any other third person(s) benefit, directly or indirectly, any Confidential Information, marketing material, agreements, documents, customer lists, customer contacts, etc. that belong to the Company.

(a) Employee shall have no obligation not to disclose or use any information that:

(1) Was in Employee's possession or known to Employee, without an obligation to keep it confidential, before such information was disclosed to Employee by Company or client;

(2) Is or becomes public knowledge through a source other than Employee and through no fault of Employee;

(3) Is independently developed by or for Employee;

(4) Is disclosed by Company to others without any restriction on use and disclosure;

(5) Is or becomes lawfully available to Employee from a source other than the Company.

(c) Employee shall not disclose to the Company any information or material that is confidential or is a trade secret of any third party. Nor shall Employee use any third party's trade secret or

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other confidential information for any purpose that is not specifically authorized in writing by such third party.

(d) The provisions of this clause 6 shall survive any termination of this Agreement.

7. Non-Compete Clause: Employee agrees that during performance of services required by this agreement and for one year after termination, Employee shall not with regard to any of Company's known or immediately potential client/customer/subcontractor who was introduced in some manner during the course of employment, directly or indirectly, without the prior written authorization from the Company, do any of the following:

(a) Work at any present or potential specific work site which is in similar business for one year after termination;

(b) Work with any such known or immediately potential client/customer/subcontractor of Company;

(c) Solicit or interfere, directly or indirectly, with any business opportunity regarding any such known or immediately potential client/customer/subcontractor, including any ongoing work;

(d) Solicit, induce or hire (directly or indirectly) any Company's employee or any employee of such known or immediately potential client/customer/subcontractor.

8. Term of Agreement: This Agreement will become or be deemed to have become effective on the date indicated in the introductory paragraph of this Agreement, and will remain in effect until terminated as set forth in the section of this Agreement entitled "Termination of Agreement."

9. Termination of Agreement: (a) This Agreement is an agreement at-will and may be terminated by either party with or without cause, within 60 days upon giving written notice to the other party. However, it is required to give the notice in writing to the Employer's official mailing address.

(b) If at any times after commencement of the services required by this Agreement, if the Company shall determine, in its sole reasonable judgment, that such services are inadequate, unsatisfactory, no longer needed or substantially not conforming to the descriptions, assurances or required level of skills, Company may terminate this Agreement with immediate effect with no notice to Employee;

(c) Upon termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of termination except as otherwise provided for in this Agreement. However, any termination of this Agreement shall not relieve Company from the obligation to pay Employee for services rendered prior to the receipt of the notice of termination and for work performed or hours reserved for Company during any termination notice period.

10. Return of Materials: Upon termination of employment for whatever reason, Employee shall promptly return to Company, but no later than seven (7) days, all data, documents, materials and other property of the Company.

11. Warranties and Representations: Employee warrants and represents that:

(a) Employee will not infringe upon any copyright, patent, trade secret or other property right of any former company, employer or third party in the performance of the services required by CS Software Enterprise Limited and/or this Agreement.

(b) Employee has the authority to enter into this Agreement and to perform all obligations hereunder, including, but not limited to, the grant of rights and licenses to the Contribution and all proprietary rights therein or based thereon.

(c) Employee has not granted any rights or licenses to any intellectual property or technology that would conflict with Employee's obligations under this Agreement.

12. Indemnities:

(a) Employee agrees to indemnify and hold harmless Company (including for attorneys' fees) against all losses, damages and liabilities, whether claimed by Company, Company's customer, and/or by any other third party, arising out of or resulting from all injuries or death or damage to person or property, including theft, on account of willful and wanton negligence or willfully faulty performance of work or services by Employee., or resulting from the violation of any warranties and representations made by Employee.

(b) Employer agrees to indemnify and hold harmless the Employee against any losses, damages, and liabilities arising out of or resulting from any such acts by the Company that result in the violation of any applicable law in any country in any manner, warranties and representations made by Employer that are in contradiction to the essence of Business of the Company, any financial violations that may incur any serious impact to the Company, and violations related to labour and/or human resources.

13. Disputes; Legal Proceedings: Subject to the provisions of this section, any dispute arising under this Agreement shall be subject to binding arbitration without recourse to a jury or court trial except for injunctive relief in which event a court of competent jurisdiction in Hyderabad, Andhra Pradesh shall have jurisdiction. Notwithstanding the binding nature of arbitration, an arbitration award may be appealed in a court of law if the arbitrator(s) fails to provide legal and a reasoned basis for the decision. All legal proceedings (in court or in arbitration) shall be held in Hyderabad, Andhra Pradesh, and the laws of Government of India shall govern this Agreement without reference to any of its conflicts of laws provisions. The prevailing party in any legal proceedings (arbitral or judicial) shall be entitled to reasonable attorneys' fees, in addition to all damages, costs and expenses as may be awarded.

14. Legal Counsel; Legal Interpretation: Each party agrees that reasonable opportunity has been afforded to consult with independent legal counsel of their own choosing as to the propriety of the provisions of this Agreement. Execution of this Agreement shall constitute sufficient evidence that such legal advice was availed of or knowingly waived. Consequently, the provisions of this Agreement shall not be construed against any party by virtue of the fact that such party drafted the provisions herein.

15. General Provisions: (a) This is the entire and the only Agreement between the parties as the subject matter herein, and all other representations by any party shall be

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deemed to be invalid and unenforceable. Any modifications to this Agreement shall first be made in writing and signed by both parties as addenda to the original Employment Agreement.

(b) If any provision or part of any provision of this Agreement is held by a court of competent jurisdiction to be void, invalid, or unenforceable, the remaining provisions and/or the remaining part of any invalid provision, shall continue to have full force and effect.

(c) All notices and communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, or five days after being deposited in the Indian Union's mail, postage prepaid and addressed as provided hereinabove in this Agreement.

(d) This Agreement is in the nature of a personal services contract and Employee shall not have the right or power to assign any of Employee's rights, duties or obligations under this Agreement. Any such assignment shall be void and invalid from the start and may not be enforced against the Company.

(e) The parties herein intend this Agreement to be an employment contract whereby the Company is the employer that is hiring Employee.

IN WITNESS WHEREOF the parties hereto have executed this Agreement through their authorized representatives, at Hyderabad, Andhra Pradesh, India.

Employee:	For and on behalf of Smartlinx VoIP Networks Private Limited("Company"):
Sunder Raj N	P. Chandra Sekhar
Name: NYAYAPATHI SUNDER RAJ	Name: CHANDRA SEKHAR POGULA
Designation: EXECUTIVE DIRECTOR	Title: DIRECTOR
Date: June 1, 2009	Date: 1st JUNE 2009

Smartlinx VoIP Networks Pvt. Ltd. Hyd. *

Witnesses: 1:

2:

EXHIBIT A

This Exhibit does not apply to Independent Contractors or to part-time employees. This Exhibit shall at all times be part of and subject to the terms of the Employment Agreement

1. Employee Name: Sunder Raj Nyayapathi

2. Title: Executive Director

3. Duties:

    1. Attend all the Board of Directors meeting as and when required
    2. Develop and present the strategy required to achieve the objectives set by the BoD.
    3. Contributing in General Business Strategy and Management
    4. Contributing in Marketing activities
    5. Working with other Directors in Overall Business Management, Financial Management, Rate Structures, Tariffs and/or product/Services pricing
    6. Working diligently to achieving the Financial Goals set by the BoD
    7. Technology and Technical Management, and Development of Live Tutor Services and Live Tutor Platform
    8. Providing backup for other Directors as and when necessary and obtain full understanding of the other Directors Duties as well
    9. Working with the other Directors as a team in achieving the BoD objectives
    10. Developing, and Rolling out of New Services under the Live Tutor Brand or any other brand as decided by the BoD.
    11. Ensuring that QoS are maintained with regard to the Live Tutor services with regard to Technology
    12. Report to the BoD and Shareholders from time to time and as required.

4. Duties shall always include some reasonable administrative responsibilities.

5. Annual Salary: 3,60,000 Indian Rupees subject to statutory withholding. The pro-rated salary shall be paid every month and shall be paid on or before six (6) business days after the 1st day of each month.

7. Benefits: Health insurance (Mediclaim) for Employee (Fully paid by Company). Employee must notify Company in writing as to which family members should be covered and pay for all such family members, failing which medical insurance will be provided only for Employee on such terms and conditions as the Company deems fit in its sole discretion. Benefits (including any medical/health insurance coverage) may be modified or withdrawn by Company with or without notice. Employee is not entitled to any compensation in lieu of any benefit that may be offered by Company.

8. Vacation: Ten (10) paid business days per year available after each first full year of work. Vacation may be consolidated for two consecutive years only and not more.

9. Sick Leave: Two (2) days per year beginning six (6) months from the date of joining Company's employment full-time. This leave is on the basis of 'use-it-or-lose-it'. No compensation shall be paid in lieu of sick leave.

10. Expenses: Employer shall bear all the expenses related to company/Business related travel whether in India or Abroad, Lodging expenses as determined by the HR Manual, local travel expenses and per diem expenses as determined in the HR manual.

11. Vehicle: Employer shall provide a passenger car for the purpose of Employee's official use during the tenure of this Employee Agreement. Employer shall also reimburse the Petrol/Gas expenses that are incurred by the Employee on a monthly basis.

10. This Exhibit A shall at all times be subject to the Employee Agreement and amendments thereof, and if any provision of this Exhibit conflicts with any provision(s) of the Employee Agreement, the provision(s) of the Employee Agreement shall govern.

I have read and understood the above Employment Agreement and this Exhibit A thereto and I do agree to abide by the terms thereof.

Employee:

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Name: SUNDER RAJ NYAYAPATHI

Designation: EXECUTIVE DIRECTOR

Date: June 1, 2009

For and on behalf of Smartlinx VoIP Networks Pvt. Limited ("Company"):

P. Chandra Sekhar

Name: CHANDRA SEKHAR PUCULA

Designation: DIRECTOR

Date: 1st JUNE 2009

Smartlinx VoIP Networks Pvt. Ltd. Hyd.